City of London Investment Group plc
Code of Ethics

As at March 2020

1. Scope

This Code of Ethics (the “Code”) covers the City of London Investment Group plc, including all its subsidiary companies, together, known as the “Firm” or “CLIG” and is applicable to all Access Persons regardless of jurisdiction. This Code applies from the above date and will apply unless and until amended.

For the purpose of the Code, the “Firm” or “CLIG” is used to represent the following entities and branch office:

•  City of London Investment Management Company Limited (“CLIM”) (registered in England and Wales No. 2851236), is authorized and regulated in the UK by the Financial Conduct Authority (FCA) and registered as an Investment Advisor in the US with the Securities and Exchange Commission (SEC).

•  City of London Investment Management (Singapore) Pte. Ltd (“CLIM Singapore”) (No 200709045R) is registered with the Monetary Authority of Singapore (MAS) and holds a Capital Markets Services License for Fund Management.

• City of London Investment Management Company Limited (Dubai branch) (“CLIM Dubai”) is authorized by the Dubai Financial Services Authority (DFSA).

• City of London US Services Limited (“CLUSS”) (registered in England and Wales No. 0457954).

The Code has been designed to comply with the following regulatory rules and guidance:

UK Financial Conduct Authority Handbook

• Principle 1 – Integrity

• Principle 3 – Management & Control

• Principle 6 – Customers’ Interests

• Principle 8 – Conflicts of Interest

• COBS 2.3 – Inducements

• COBS 11.7 – Personal Dealing

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

US Securities and Exchange Rule

• Rule 204A-1 of the Investment Advisers Act of 1940

Dubai Financial Services Authority Rulebook

• GEN 4 Principle 1 – Integrity

• GEN 4 Principle 3 – Management, Systems and Controls

• GEN 4 Principle 6 – Information and Interests

• GEN 4 Principle 7 – Conflicts of Interest

• COB 3.5.3 – Conflicts of Interest

• COB 6.2 – Personal Account Transactions

Monetary Authority of Singapore

• Guidelines on Licensing, Registration & Conduct of Business for FMCs

• Regulation 4 under Securities and Futures Act (Cap. 289)

• IMAS Standards of Professional Conduct

CFA Institute

The Firm is a signatory to the CFA’s Asset Manager Code of Professional Conduct. The current recommendations and guidance to the CFA’s Asset Manager Code of Professional Conduct is the second edition reprinted June 2012, which is available via the following link.

https://www.cfainstitute.org/ethics/codes/assetmanager/Pages/index.aspx

2. Table of Contents	1.Scope	Page 1
	2. Table of Contents	Page 2
	3. Statement of Policy	Page 3
	4. Responsibilities	Page 3
	5. Definitions	Page 3
	6. Background	Page 3
	7. Standards of Conduct	Page 4
	8. Foreign Corrupt Practices Act (US)	Page 5
	9. UK Bribery Act	Page 6
	10. Conflicts of Interest	Page 8
	11. Insider Dealing	Page 8

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

12. Confidentiality	Page 8
13. Personal Securities Account Dealing	Page 8
14. Gifts and Hospitality	Page 16
15. Political Contributions and Charitable Gifts	Page 20
16. Outside Business Interests	Page 20
17. Authorized Signatories	Page 21
18. Use of Wet and Electronic Signatures	Page 22
19. Recordkeeping	Page 22
20. Sanctions	Page 23
21. Detection and Reporting of Code Violations	Page 23
22. Policy Owner	Page 24
23. Version Control Table	Page 24

3. Statement of Policy

This Code of Ethics sets out the standards of business conduct expected of Access Persons and their requirements to comply with the various rules and regulations that apply to the Firm and its subsidiaries in a number of jurisdictions globally.

This Code of Ethics may be provided to clients, investors or prospective clients and investors, subject to prior approval from Compliance.

4. Responsibilities

The CLIG Board is responsible for the Initial Approval of this policy. Any changes / amendments to this policy will be made in accordance with the Approval of Policies section in the Policy for Policies.

5. Definitions

“Access Person” means any employee of the Firm, including part-time employees, consultants, and interns (paid or unpaid) with access to a Firm server or working on-site at a Firm office for more than 5 days.

“Compliance” refers to any member of the Firm’s Compliance department or the department as a whole.

“Immediate Family Member” means any relative by blood or marriage, or any other individual, living in an Access Person’s household subject to the Access Person’s financial support (spouse, minor children, parent, domestic partner, etc.).

6. Background

The SEC requires all Registered Investment Advisers to maintain a Code of Ethics under Rule 204A-1 of the Investment Advisers Act of 1940. In addition, the FCA requires firms to maintain policies that are proportionate to the size and nature of their business, including but not limited to: Personal Securities Account Dealing, Gifts & Hospitality, Conflicts of Interest, and Outside Business Interests among others. Furthermore both the MAS & the DFSA require firms to establish Personal Securities Account Dealing policies and procedures in accordance with their rules and guidelines.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

7. Standards of Conduct

The Firm has a fiduciary duty to clients that requires all Access Persons to act solely for the benefit of those clients. All Access Persons are expected to adhere to the highest standard of professional and ethical conduct. Access Persons should be aware of situations that may give rise to an actual or perceived conflict with our clients’ interests, or have the potential to damage the Firm’s reputation.

Fiduciary duty - this term should not be misunderstood: put simply this is the obligation to at all times place the client’s interests first and to eliminate or mitigate any conflicts of interest. As fiduciaries, investment advisers such as the Firm have an affirmative duty to act in the best interests of their clients and to make full and fair disclosure to clients regarding conflicts of interest.

This Code of Ethics is designed to:

• Protect CLIM’s clients by deterring misconduct;

• Guard against violation of the securities laws;

• Educate Access Persons regarding the Firm’s expectations and the laws governing their conduct;

• Remind Access Persons that they are in a position of trust and must act with complete propriety at all times;

• Protect the reputation of the Firm; and

• Establish procedures for Access Persons to follow so that the Firm may determine whether Access Persons are complying with its ethical principles.

The Code is based upon the principle that the Directors and Access Persons of the Firm owe a fiduciary duty to the clients of the Firm to conduct their affairs, including personal securities transactions among others, in such a manner as to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) engaging in any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of Compliance to report violations of the Code to the Firm’s Board of Directors and the Board of Directors of any U.S. registered investment company for which CLIM itself acts as adviser or sub-adviser.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

The Code aims to meet, and all Access Persons are required to comply with, the requirements of United Kingdom regulatory expectations as set out in the Rules and Guidance of the FCA, the requirements of United States federal securities laws, the requirements of the MAS, the regulatory rules and guidance for Dubai as set out in the DFSA rulebook and the applicable laws, as well as international financial services best practices.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with the Firm. It is important that Access Persons understand the reasons for compliance with this Code. The Firm’s reputation of fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. This standing could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. Access Persons are urged to seek the advice from Compliance for any questions as to the application of this Code to their individual circumstances. Access Persons should also understand that a material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with the Firm.

Access Persons are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein and submitted or created under this Code will be treated as confidential to the extent possible.

Access Persons should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to certain managers or Directors of the Firm, to compliance personnel and the Board of Directors of any registered investment company client, outside counsel, and/or regulatory authorities upon appropriate request.

8. Foreign Corrupt Practices Act (US)

The Foreign Corrupt Practices Act (FCPA) contains anti-bribery provisions that prohibit any corrupt payments to non-US government officials. These payments can be in the form of cash, gifts, entertainment, travel expenses, charitable contributions, etc. and would be for the purpose of gaining improper advantage or influence over that official.

Interactions with non-US government officials could take place in various contexts; staff should have regard to clients or prospective clients who are government officials, or clients or prospective clients who are government owned or controlled. Institutional clients or prospects which are central banks, sovereign wealth funds or government pension funds are clear examples where FCPA issues might arise and staff awareness should be heightened.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Gifts and entertainment or other expenses which are reasonable and directly related to bona fide business purposes are not offenses under the FCPA; however, in such cases recordkeeping must be clear and unambiguous.

Before any planned contact with non-US government officials, staff must advise senior management and Compliance. Any concerns that staff might have that a breach of the FCPA might have occurred should be immediately communicated to the CEO and Compliance.

Further information is contained within the CLIG Anti-Bribery & -Corruption Policy and Procedures document which is available to all staff via the Firm’s intranet.

9. UK Bribery Act	During 2011, the UK Bribery Act 2010 (the “Act”) became effective in the UK. The Act creates four new criminal offences in relation to bribery and corruption, namely:

• an offence of bribing another person;

• an offence of being bribed;

• an offence of bribing a foreign official; and

• a strict liability offence where a commercial organization fails to prevent bribery.

Bribing another person: this offence is committed if a person offers, promises or gives a financial or other advantage to another person either:

• with the intention of inducing that person to, or rewarding that person for, performing a relevant function or activity improperly; or

• knowing that the acceptance of the advantage would itself constitute the improper performance of a relevant function or activity.

Bribing a foreign public official: this offence is committed where a person offers, promises or gives a financial or other advantage to another with the intention of influencing that person in their capacity as a Foreign Public Official (“FPO”) in order to obtain business or an advantage in the conduct of business. An FPO is defined as an individual who:

• holds a legislative, administration or judicial position of any kind;

• exercises a public function on behalf of any country or territory outside of the UK, or for any public agency or public enterprise; or

• is an official or agent of a public international organization.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

It is important to note the difference in offence between bribing another person and bribing an FPO in that the offence of bribing an FPO does not require proof of improper performance or an intention to induce improper performance.

Impact on gifts and hospitality: the Act and its related Guidance recognizes that both hospitality and promotional expenditure are established and important parts of doing business, and states that the UK government will not seek to use the Act to prohibit “reasonable and proportionate” hospitality and promotional or other similar business expenditure. Nevertheless, the Guidance notes that “hospitality and promotional or other similar expenditure can be employed as bribes.” The Guidance considers that an invitation to a sporting event, for example, “as part of a public relations exercise designed to cement good relations or enhance knowledge in the organization’s field is extremely unlikely to amount to an offence.” That said more lavish hospitality or expenditure is far more likely to raise concerns.

Where an FPO is involved, an offence does not require any actual proof of impropriety. Accordingly, Access Persons should proceed with extreme caution in all of their dealings with FPOs, including, for example, sovereign wealth funds.

The key is being comfortable that whatever hospitality or entertainment is provided, it must not be intended to induce a person to breach a duty to act in good faith, impartially or in conformance with a position of trust (but do not forget the lower threshold that applies when dealing with FPOs).

Facilitation payments: defined as “small bribes paid to facilitate routine Government action.” Often seen as a common feature of doing business in some countries, such payments are not exempt from the Act (in contrast with, for example, the US FCPA). Access Persons must not make any facilitation payments even if such payments are common occurrences.

Due to the extra-territorial provisions of the Act, all Access Persons should be aware of their obligations and requirements under the Act, regardless of which office they work in. Further information is contained within the CLIG Anti-Bribery & -Corruption Policy and Procedures document which is available to all staff via the Firm’s intranet.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

10. Conflicts of Interest

As a fiduciary, the Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, the Firm imposes a higher standard by providing that Access Persons must try to avoid situations that have even the appearance of conflict or impropriety. The Firm operates a separate Conflicts of Interest Policy that applies to all staff globally and which is available to all staff via the Firm’s intranet.

11. Insider Dealing

The Firm forbids any Director or Access Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of any law or regulation. This conduct is frequently referred to as “insider dealing” or “insider trading.” The Firm operates a separate Global Market Abuse Prevention Policy and Procedures document that applies to all staff globally and which is available to all staff via the Firm’s intranet.

12. Confidentiality

Confidentiality is a cornerstone of our duties to our clients and to our colleagues. Any information acquired in connection with employment by the Firm, including information regarding actual or potential investment decisions, portfolio/fund composition, research, Firm activities, or client interests, is confidential and may not be used in any way that might be contrary to or conflict with, the interests of our clients, or the Firm. Additionally, certain clients may specifically require that their relationship with the Firm be treated confidentially, and Access Persons are reminded to be sensitive to this.

13. Personal Securities Account Dealing

The Firm understands that it is appropriate for Access Persons and their immediate family members to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however this should be done in a way that limits potential conflicts with the interests of any account managed by the Firm. Access Persons are reminded that Personal Securities Account Dealing is a privilege, not a right. Personal Securities Account Dealing must not unduly impinge on an Access Person’s work for, and obligations to, the Firm. For the avoidance of doubt, any Personal Securities Account Dealing by the Group’s Non-Executive Directors is not captured under this Code, but under the separately maintained CLIG Dealing Code.

Definitions

“Beneficial Interest”: An Access Person is deemed to have a Beneficial Interest with respect to securities held in accounts over which the Access Person has direct or indirect influence or control. Beneficial Interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

“Covered Security”: Common and Preferred Shares of equity securities; corporate bonds; exchange-traded funds (ETFs) (note that transactions in ETFs with an average daily market capitalization of USD $100 million or above are exempted from preclearance requirements only); notes; convertibles; depository receipts (e.g.. ADRs, EDRs and GDRs); futures contracts (see exclusions below); limited partnership and limited liability company interests, private investment funds, venture capital trusts (“VCTs”) hedge funds, and investment clubs; subscription shares; options or warrants to purchase or sell securities; and open-end funds that are advised or sub-advised by the Firm.

The following are specifically excluded from the definition of Covered Security above:

• Direct obligations of any government, state or territory or its agencies, instrumentalities, municipalities and political subdivisions;

• Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

• Shares issued by money market funds;

• Shares of open-end mutual funds or equivalent funds that are not advised or sub-advised by CLIM; and

• Broad-based stock index futures and options on such futures.

“Personal Securities Account” means any securities and futures account of an Access Person in which the Access Person has a direct or indirect pecuniary interest and which account can hold Covered Securities. An account established for the benefit of the following will be presumed to be a Personal Securities Account unless the Access Person and Compliance agree otherwise in writing: (1) an Access Person; (2) the spouse/domestic partner of an Access Person; (3) any child of an Access Person under the age of 21, whether or not residing with the Access Person; and (4) any other family member of the Access Person residing in the same household with the Access Person or to whose financial support the Access Person makes a significant contribution.

“Prohibited Security,” any transactions in shares of closed-end funds and listed real estate investment trusts (REITs) are strictly prohibited.

“Transaction” for the purposes of the Code means any purchase or sale of a Covered Security.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Preclearance

Transactions in any Covered Security must be “precleared” with Compliance prior to being executed. The Personal Securities Transactions (“PST”) Preclearance Form is available on the intranet site. Once the relevant information is completed, the form should be submitted to Compliance@citlon.co.uk. The PST Preclearance Form is checked against the Firm’s Insider and Restricted Lists on Charles River as well as transactions in process or contemplated for any account managed by the Firm. Compliance will advise by return email whether the transaction(s) has been approved or not.

Preclearance approval is only effective for two business days (i.e., the close of trading on the second business day after you receive approval, regardless of the market/office in which the Access Person resides).

Once the transaction is executed, Access Persons must send confirmations/contract notes to Compliance (or arrange for them to be sent directly by the broker). This information will then be used to reconcile the trades listed on the Access Person’s next quarterly transaction report.

In addition for those Access Persons based in Singapore, they will need to enter the executed transaction details into their Form 15 log which is a specific MAS requirement.

Reporting

Access Person Personal Securities Accounts

All Access Persons are required to notify Compliance in writing of any Personal Securities Account (defined above). Notification can be made as follows:

1. New Hires should utilize the Initial Holdings Report to report any existing Personal Securities Accounts at the time of hire with the Firm.

2. Any Personal Securities Account established after an Access Person is associated with the Firm should be reported in the next Quarterly Code of Ethics Report.

Broker Confirms and Statements

Access Persons may place transactions with the broker of their choosing. However, they will be required to send a duplicate confirmation of Transactions in Covered Securities and any regular statements to Compliance. If the broker is not willing to send duplicate confirmations/regular statements or charges an extra fee, it is the Access Person’s responsibility to provide copies instead. The purpose of receiving duplicates is to independently confirm compliance with the Code, especially as it relates to compliance with preclearance of trades and reporting.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Periodic Reports/Statements/Certifications

Initial Holdings Report

All Access Persons are required to submit to Compliance an Initial Holdings Report within 10 calendar days of joining the Firm, except for Access Persons based in Singapore, where the requirement is 7 calendar days. This report must contain a full list of Covered Securities in which he or she has a direct or indirect Beneficial Interest and a list of Personal Securities Accounts. The report must include the following information:

• Name and type of security, ticker symbol/CUSIP number, number of units/shares, principal amount;

• Account holder (Access Person or Immediate Family Member);

• Name of any broker, dealer or bank with which the Access Person has an account;

• Account number, name(s) on the account and type of account; and

• The date the report is submitted. The information disclosed in the report should be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

If the above information is contained on a brokerage statement, the Access Person may attach the statement to the signed Initial Holdings Report.

If the Access Person does not have any Covered Securities to disclose, then a ‘zero holdings’ report should still be provided to Compliance.

In addition, for those Access Persons based in Singapore, the same information needs to be included on their individual Form 15 template as required by the MAS.

The Initial Holdings Report and the Form 15 template where applicable, may be included as part of other New Starter forms.

Annual Holdings Report

Each Access Person must also submit to Compliance an Annual Holdings Report, which is an update to the Initial Holdings Report (described above). This report should be current to 31 December of each year (within 45 days before the annual report is submitted) and submitted to Compliance no later than 14 February of the following year.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

The Annual Holdings Report is part of the Annual Code of Ethics Report distributed by Compliance.

Quarterly Code of Ethics Report

A quarterly record of all Transactions in Covered Securities must be submitted by each Access Person within 30 calendar days of the end of each calendar quarter. This requirement exists even where an Access Person had no transactions in Covered Securities during that quarter.

The following information must be provided on the report for each transaction in a Covered Security:

• The date of the transaction, issuer and ticker/CUSIP, number of shares, and/or the principal amount of each security involved;

• Whether the transaction is a purchase, sale or other acquisition or disposition;

• The transaction price; and

• The name of the broker, dealer or bank through whom the transaction was effected.

If the above information is contained on the Access Person’s brokerage statement, trade confirmation/contract note or other document, the Access Person may attach such document to the Quarterly Code of Ethics Report.

As noted previously, any newly opened Personal Securities Accounts should be disclosed on the next submitted Quarterly Code of Ethics Report. The report requests the name of the broker, dealer or bank, account number, name(s) on the account, type of account and date of account opening.

Initial Certification

The Firm provides all new Access Persons with a copy of this Code. The Firm requires all Access Persons to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the spirit and letter of the Code. This certification may be included as part of other New Starter forms.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Acknowledgement of Amendments

The Firm will provide Access Persons with any material amendments to the Code and Access Persons will submit a written acknowledgement that they have received, read, and understood the amendments to the Code. The Firm and Compliance will make every attempt to bring important changes to the attention of Access Persons.

Annual Certification

All Access Persons are required to annually certify that they have read, understood, and complied with the Code. Under normal circumstances, this certification will form part of the Annual Code of Ethics Report distributed by Compliance.

The reports and deadlines described above are an essential part of this Code and must be strictly adhered to, without exception.

Restrictions

Each Access Person is required to ensure that any Immediate Family Member is complying with the preclearance obligations described above. Non-compliance with the Code by an Immediate Family Member will have the same ramifications on the Access Person as if it were the Access Person who did not comply.

The restrictions set out below are designed to avoid any actual or perceived conflict with clients’ interests. It is intended that Access Persons will comply with the restrictions below in good faith and conduct their personal transactions in keeping with both the letter and spirit of the Code.

Short-term Trading

Access Persons are prohibited from taking a short-term trading profit with respect to transactions in Covered Securities. For the purposes of the Code, the time limit for taking a trading profit is 30 days from the date of purchase (beginning on T + 1).

Excessive or Inappropriate Trading

The Firm understands that it is appropriate for Access Persons to participate in the public securities markets as part of their overall personal investment programs. As in other areas, however this should be done in a way that limits potential conflicts with the interests of any account managed by the Firm. Further, it is important to recognize that

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

otherwise appropriate trading, if excessive (measured in terms of frequency, complexity of trading programs, numbers of trades, or other measure as deemed appropriate by Compliance), may compromise the best interests of a client if such excessive trading is conducted during the workday or using Firm resources. Accordingly, if personal trading rises to such dimension as to create an environment that is not consistent with the Code, such personal transactions may not be approved or may be limited by Compliance.

Margin Accounts

Access Persons are prohibited from purchasing shares via the use of margin. Access Persons should not have Margin Accounts with any broker.

Short Sales, Options Transactions, Derivatives, and Spread Betting

The Firm discourages short sales and options transactions. An Access Person may engage in such transactions subject to the preclearance requirements; but Access Persons should be aware of the risks of making such investments and comply with the Code at all times. Transactions in derivative instruments shall have the same restrictions as the underlying securities. Spread betting on securities and indices is not encouraged, but where an Access Person wishes to undertake these transactions, pre-clearance must be obtained from Compliance. Spread betting on non-financial items (e.g. election or sporting results) is allowed under the Code, but is not encouraged.

Initial Public Offerings (“IPOs”) and Limited/Private Company (non-listed) Offerings

Access Persons are prohibited from engaging in IPO transactions and from purchasing securities in private enterprises or participating in limited offerings unless prior approval has been obtained from Compliance. Factors affecting approval include the determination that the investment opportunity need not be reserved for clients, and/or that the Access Person is not being offered the opportunity due to his/her employment with the Firm.

Exceptions

Transaction Exemptions

In certain circumstances, Compliance may grant exemptions from the personal transaction restrictions in the Code. The decision will be based on the consideration that a hardship exists and that the transaction for which the exemption is requested does not conflict with a client’s interests or violate any other policy, regulation or law. Other factors that will be considered include the size of the holding, the period of time held, capitalization and liquidity, and any other relevant factors.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

A request for exemption should be made in writing to Compliance setting out the nature of the hardship along with all pertinent facts. Records of the request for and outcome of exemptions will be kept confidential but will be available for regulatory inspection as and when required.

Transactions in City of London Investment Group plc Shares

Transactions in City of London Investment Group plc (CLIG) shares are outside the scope of the Code, however, pre-approval is required from the CLIG Chairman. Please refer to the Finance Director or the HR Manager for information on such investments.

Exceptions to the Preclearance and 30 Day Holding Requirements

The following transactions are exempt from the Code’s preclearance and short-term trading requirements:

•  Transactions in any account over which the Access Person has no direct or indirect influence or control including accounts in which the Access Person has granted to a broker, dealer, trust officer or other third party non-Access Person full discretion to execute transactions on behalf of the Access Person without consultation or Access Person input or direction. An example would be Managed Accounts;

• Purchases or sales which are involuntary on the part of the Access Person;

• Purchases or sales within the Firm’s 401k plan;

• Purchases or sales which are part of an automatic dividend reinvestment plan;

•  Purchases or sales effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

• Purchases or sales of currencies and interest rate instruments or futures or options on them; and

• Transactions in CLIG shares.

Compliance will maintain a log of all exceptions granted under the Code.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

14. Gifts & Hospitality

It is expected that all Access Persons will exercise good judgment in considering the value, frequency and intent of gifts and entertainment. Normal business entertaining is unlikely to conflict with the regulatory requirements, but if Access Persons have any doubts in this regard, they should consult Compliance before accepting or offering.

In all areas of Gifts & Hospitality, the gifts / offers of hospitality are made to the Firm and not the individual and therefore any gifts / hospitality offered to external parties are by default made on behalf of the Firm and not the individual as it is the Firm’s resources that are being used.

The Firm is happy to sponsor lunches and dinners as long as these are corporate events involving more than one member of staff as they should be for the benefit of the Firm and not just the individual. The inclusion of partners/spouses should be discouraged to allow meaningful business discussions to take place and to avoid any confidential information being inadvertently disclosed to ‘outsiders’.

Values/limits set out within this section of the Code relate to GBP for the UK office, SGD for the Singapore office and USD for the US & Dubai offices. In addition, values/limits should be calculated per each individual recipient/donor to determine notification and pre-approval requirements.

All approvals must be provided to Compliance using the Gifts and Hospitality Approval Form, which is available via the intranet. The form must be completed fully as the details are included in the Gifts and Hospitality Log which is maintained by Compliance.

Accepting gifts

The only gift (other than entertainment – see below) that may be accepted by an Access Person is a gift of nominal value (i.e. a gift whose reasonably estimated value is not more than GBP/USD/SGD50 or promotional items (e.g. pens, t-shirts, umbrellas and other logo items). Under no circumstances may an Access Person accept a gift of cash or cash equivalent items.

Acceptance of a gift that is directed at the Firm should be cleared with a Director of the Firm or Compliance. If approved, these gifts will be treated as the property of the Firm.

If an Access Person receives a gift that is prohibited under this Code it must be declined or returned in order to protect the reputation and integrity of the Firm and its Access Persons. Where it may be deemed inappropriate to decline a gift, for whatever reason, an Access Person should seek advice from a Director or Compliance.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

As mentioned previously, all gifts must be reported on the Gifts and Hospitality Approval Form. It is expected that individuals use discretion with regard to excessive gifts and seek approval from department heads prior to acceptance.

Providing or accepting travel and/or entertainment

The Firm recognizes that occasional participation in entertainment opportunities provided by or to clients, brokers, vendors or other such organizations can be beneficial to relationship building. Examples of such opportunities include: lunches/dinners, cocktail events, golf or other sporting events.

Occasional participation by an Access Person in such entertainment for legitimate business purposes is therefore permitted provided that:

• A representative from the hosting organization attends the event with the Access Person;

• The primary purpose of the event is to discuss business or build a business relationship;

• The Access Person demonstrates the appropriate standard of personal conduct; and

• Participation complies with the requirements regarding entertainment tickets, lodging, and travel arrangements (see relevant sections below).

Entertainment opportunities must be reported on the Gifts and Hospitality Approval Form except as noted below. It is expected that individuals use discretion with regard to excessive (value and frequency) entertainment opportunities and seek approval (where relevant) prior to acceptance.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

ENTERAINMENT - AUTHORIZATION THRESHOLDS (GBP/USD/SGD) – ALL ACCESS PERSONS
Up to 50	Notification to Compliance[1]

51 - 100	Line Manager pre-approval Notification to Compliance

101 - 200	Line Manager pre-approval Compliance pre-approval

Above 200	Line Manager pre-approval Compliance pre-approval Director pre-approval

Tickets for an Entertainment Event

Access Persons may provide/accept tickets to an entertainment event if the host will attend the event, and the face value of the ticket fee is 200 or less, not including the value of food that may be provided before, during, or after the event.

Unless prior approval is obtained from their Line Manager and Compliance, Access Persons may not participate in entertainment event if the following circumstances exist: 1) ticket has a face value above 200; 2) the host is unable to attend the event; 3) the event is unusual or high profile (e.g., a major sporting event), or 4) any other opportunity not otherwise described herein.

Lodging

It is prohibited for any Access Person to accept a gift of lodging in connection with any entertainment opportunity. An Access Person must pay for his/her own lodging expense in relation to any such event unless as a director has agreed that the Firm will pay.

Car, limousine or other related services

An Access Person must exercise his/her own reasonable judgment with respect to accepting rides in limousines, cars, taxis or other related services. Other than in exceptional circumstances (e.g. relating to personal safety concerns) Access Persons are discouraged from accepting limousine or car services paid for by a host when the host is not present.

[1]	This notification to Compliance can be made via email to compliance@citlon.co.uk as long as such email is sent promptly with the same information requested on the Gifts and Hospitality Approval Form.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Air or rail travel

As with lodging (above) it is prohibited for an Access Person to accept a gift of air/rail travel in connection with any entertainment opportunity. An Access Person must pay for his/her own air/rail travel expense in relation to any such event. The use of private aircraft or charter flights arranged for by the host for entertainment related travel is strictly prohibited.

All lodging and/or travel costs with regards to corporate hospitality must be borne by the Access Person accepting the benefit in kind. If you are not prepared to pay for the lodging and/or travel costs associated with the corporate hospitality, you should decline the invitation.

Solicitation of gifts, contributions or sponsorships

An Access Person may not solicit gifts, entertainment tickets, gratuities, or sponsorships from clients, brokers, vendors, or companies in which the Firm invests or conducts research into. This prohibition does not apply to personal gifts or offers of Access Person owned tickets between Access Persons.

Giving gifts

In certain circumstances it may be acceptable for the Firm or its Access Persons to extend gifts to clients or others who do business with the Firm. Gifts of cash or cash equivalent items are prohibited. All gifts must be pre-cleared by Compliance or a Director of the Firm.

Regulations relating to the investment management of U.S. state or municipal pension funds often severely restrict or prohibit the offer of gifts or entertainment of any value to government officials (elected officials and Access Persons of elected offices) who have involvement or influence over the selection of an investment manager.

It is the Firm’s policy not to provide gifts to officials of U.S. state or municipal pension plans.

Giving entertainment opportunities

Access Persons are not permitted to source tickets to entertainment events (for clients or others who do business with the Firm) from any other Access Person, brokers, vendors or other organizations with whom the Firm transacts business. This prohibition does not apply to personal gifts or offers of Access Person owned tickets between Access Persons.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

15. Political Contributions & Charitable Gifts

The Firm does not make financial contributions to political candidates or parties, nor does the Firm make financial contributions to charitable fund raising causes with any connection to our clients; we believe that by avoiding any potential perception of conflicts of interest from arising puts all parties in the best possible position when conducting investment business. Investment business is the prime focus of the Firm and our objective is to deliver the best possible investment performance for our clients and investors, without distraction, and to be accountable to our clients and investors on that basis.

All Contributions by an Access Person, or their spouse/domestic partner, including but not limited to in-kind contributions, must be pre-cleared by Compliance. Access Persons who wish to provide their services on a voluntary basis to political campaign party committees or PACS must complete a “Political Contribution Form” and submit the Form to Compliance for pre-approval.

Access Persons must also keep the following in mind:

1.  To the extent they incur expenses from personal resources (e.g., hosting a reception) or utilize the Firm’s resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind contribution either by the individual or the Firm, requiring pre-approval or subject to a ban as described above.

2. Access Persons who solicit or coordinate contributions (such as serving on a candidate’s campaign finance committee) must obtain pre-approval as described above in this Code.

3.  No Access Person may undertake any political activity (i) using the Firm’s name, (ii) during working hours, (iii) on any of the Firm’s premises and/or (iv) with the use of any Firm’s equipment, property, funds or personnel without obtaining pre-approval.

16. Outside Business Interests	The Firm generally discourages outside business interests (OBIs) by Access Persons as they can raise potential conflicts of interest with the Firm or its clients.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

All OBIs (e.g. receipt of compensation from any other entity; serving as an officer, director, partner, etc. in any other entity; positions with access to funds (ie. treasurer, checkwriting, fundraising); positions in the public view), or membership in investment organizations (e.g. an investment club; or ownership interest in any non-publicly traded company or other private investments) must be Pre-Approved by both a Director and Compliance.

Each written request must be submitted on the OBI Approval Form and pre-approved by a Director and Compliance before an Access Person may commence participation in the activity. Please discuss any such affiliations initially with your Line Manager then with a Director and Compliance to assess for any potential conflicts of interest.

Access Persons who engage in OBIs are not acting in their capacity as Access Persons of the Firm, and may not use the Firm’s name. You may be required to add appropriate disclosures for any activities at the Firm’s discretion.

Access Persons may not seek additional employment outside of the Firm without prior approval from their Line Manager, a Director and Compliance.

All new Access Persons are required to disclose all OBIs to your Line Manager and Compliance upon commencement of employment responsibilities.

Participation in an OBI requires prompt notification to your Line Manager or a Director and Compliance at any time an approved OBI undergoes a material change, such as:

• Increased/decreased time commitment required by the activity;

• Greater percentage of total income derived from the activity;

• Change in ownership interest; or

• Change in the status or title regarding the activity (including termination).

17. Authorized Signatories

Only Directors of the Firm or those individuals listed in any Firm Authorized Signatory List are able to execute documents on behalf of the Firm. The Directors can execute any document on behalf of the Firm, however, only those listed in the Firm’s Authorized Signatory Lists can sign documents in accordance with the signing authority detailed within the relevant Authorized Signatory List.

All current Firm Authorized Signatory Lists are made available to all staff via the intranet and all those individuals who have been granted authority to execute documents on behalf of the Firm should familiarise themselves with their levels of signing authority and if in doubt, refer to the Authorized Signatory Lists, their Line Manager or Compliance.

Any changes to the Firm’s Authorized Signatory Lists will be presented to the Senior Management Group for consideration and if agreed, will then be presented to the Risk & Compliance Committee for formal approval.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

18. Use of Wet and Electronic Signatures	Wet Signatures

Wet signatures (physically signed in ink) must be used for the execution of any document with an external party.

Electronic Signatures

Electronic signatures can only be used for signing internal documents and cannot in any circumstance be used for the execution of a document with an external party.

19. Recordkeeping	The Firm will maintain the following records in a readily accessible place pertaining to this Code:

• A copy of each Code that has been in effect at any time during the past five years;

• A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•  A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Access Person (these records must be kept for five years after the individual ceases to be an Access Person of the Firm);

• Holdings and transactions reports made pursuant to the Code;

• A list of the names of persons who are currently, or within the past five years were, Access Persons;

• A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

• A copy of reports provided to the Board of Directors/trustees of any US registered investment company for which CLIM acts as adviser or sub-adviser regarding the Code.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

20. Sanctions

Any violations of the Code, including any reports submitted after the deadline, will require a Breach & Error Reporting Form to be completed by the individual and will be recorded on the Firm’s Breach and Error log and included in the quarterly information presented to the Firm’s Boards.

In addition, violations of the Code may result in disciplinary action that Compliance (or other Firm Access Person responsible for its administration) deems appropriate, including, but not limited to, a verbal warning, written warning, additional training, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

21. Detection and Reporting
of Code Violations	Compliance will:

•  Review and compare the Quarterly Code of Ethics Reports and duplicate statements/confirms submitted by Access Persons and Preclearance forms. The review will be performed on a quarterly basis. If Compliance determines that a violation occurred, it will discuss the violation with the Access Person and give the Access Person an opportunity to supply explanatory material;

• At each meeting of the Risk & Compliance Committee, Compliance will provide a report showing all Personal Transactions in Covered Securities since the previous report;

• Present to the Risk & Compliance Committee meeting, following receipt and review of Access Person Quarterly Code of Ethics Reports, any violations of the Code of Ethics and proposed sanctions;

•  Prepare an Annual Report to the Board of Trustees or Directors of any US registered investment company managed by the Firm that: (1) describes the issues that arose during the year under this Code, including, but not limited to, material violations of and sanctions under the Code, and (2) certifies that the Firm has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code; and

• As necessary, prepare a written report to the Firm’s Boards outlining any violations of the Code together with recommendations for the appropriate penalties.

In addition, Compliance will respond to regular and ad hoc client and consultant requests for information on material changes to and material violations of the Code.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

The Firm requires Access Persons to promptly report “apparent” or “suspected” violations of the Code in addition to actual or known violations of the Code to Compliance. An Access Person who in good faith reports illegal or unethical behavior will not be subject to reprisal or retaliation for making the report. Retaliation is a serious violation of the Code and any concern about retaliation should be reported immediately. Any person found to have retaliated against an Access Person for reporting violations will be subject to appropriate disciplinary action. Please also refer to the Firm’s current Whistleblowing Policy on the Intranet.

22. Policy Owner	The policy owner for this policy is the Head of Compliance.

23. Version Control

Version	Date	Author	Section	Detail
V3	Feb-2017	Compliance	All

Put into the new policy format – added in following mandatory sections:

1. Scope, 2. Table of Contents, 3. Statement of Policy 4. Responsibilities, 5. Background, 18. Policy Owner & 19.Version Control table.

Changed references from “CLIM” to “the Firm” where appropriate

V3	Feb-2017	Compliance	12

PA Dealing:

Clarified the Access Person definition and reduced the consultant period from 90 days to 30 days

Defining other terms used throughout

Removing government/municipal bonds from the definition of “Covered Security”

Clarifying how long pre-clearance approval is valid

Adding MAS/Singapore specific clauses, where necessary.

Reorganized for ease of understanding and other non-material changes.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Version	Date	Author	Section	Detail
V3	Feb-2017	Compliance	13	Gifts & Corporate Hospitality – Gift value thresholds now apply to all staff, no differentiation between marketing / non-marketing personnel. Lower thresholds apply across the board. Requirement for all gifts received to be reported to Compliance, not just those over the lowest threshold.

V3	Feb-2017	Compliance	16	Added new section on Authorized Signatories

V3	Feb-2017	Compliance	17	Added new section on Use of Wet and Electronic Signatures

V3	Feb-2017	Compliance	19	Sanctions – added in language around the need to complete E&O forms for any violations

V3	Feb-2017	Compliance	20	New section called Detection and Reporting of Code Violations

Final	Mar-2017	Compliance	All	Approved by RCC on 3 March 2017

V4	Oct-2017	Compliance	12

PA Dealing: Added exclusion of ETFs greater than $100 million market capitalization from the definition of Covered Security, thereby allowing purchase and sales without pre-approval.

Changed the short-term trading period from 6 months to 30 days.

V4	Oct-2017	Compliance	All	Approved by RCC on 12 October 2017

V5	Feb-2018	Compliance	13	Added clarification that for amounts under 50, Gift & Hospitality notifications can be made via email

V5	Feb-2018	Compliance	All	Other non-material changes

V6	June-2018	Compliance	All	Created a section for Definitions as Section 5 and moved others down as necessary. Replaced references to employee with Access Person since this became a defined term in Section 5 and could be used throughout. Other non-material formatting changes were made.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

City of London Investment Group plc
Code of Ethics

As at March 2020

Version	Date	Author	Section	Detail
V7	February 14, 2019	Compliance	PA Dealing	Addition of real estate investment trusts to definition of prohibited security

V8	July 2019	C. Reagan	Definitions	Added clarity to access person definition.

V9	January 2020	C. Reagan	PA Dealing	Clarified PA Dealing as Personal Securities Account Dealing.

V10	March 2020	Compliance	OBIs	Clarified OBI definition and preapproval process.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.